COOPER STANDARD REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

NOVI, Mich., May 8, 2013 – Cooper-Standard Holdings Inc. (OTCBB: COSH), the parent company of Cooper Standard Automotive, a leading global supplier of automotive sealing, fuel and brake, and fluid transfer systems, today announced financial results for the first quarter ended March 31, 2013.

“During the quarter, our global leadership team stabilized European performance and focused on improving operational processes around the world,” said Jeffrey Edwards, CEO, Cooper Standard. “We also continued to actively pursue profitable growth opportunities to meet our customers’ growing needs in emerging markets.”

First quarter 2013 results

The Company reported revenue of $747.6 million for the first quarter of 2013, compared to $765.3 million for the first quarter of 2012. Sales were predominantly impacted by vehicle production declines in Europe and unfavorable foreign exchange of $4.8 million.

Gross profit for the quarter was $120.3 million or 16.1 percent of sales, compared to $121.7 million or 15.9 percent of sales for the first quarter of 2012. Gross profit margin was positively affected by lean manufacturing and restructuring savings, partially offset by expenses associated with vehicle launches, higher staffing costs and customer price concessions.

The Company reported net income of $20.7 million or $0.86 per share on a fully diluted basis in the first quarter of 2013, compared to $23.8 million or $0.90 per share in the first quarter of 2012. Net income for the quarter was affected by pre-tax restructuring charges in North America and Europe of $4.8 million and equity earnings from non-consolidated joint ventures of $2.7 million.

Adjusted EBITDA for the first quarter was $76.7 million or 10.3 percent of sales compared to $83.2 million or 10.9 percent of sales in 2012.

Net income to adjusted EBITDA reconciliation

The following table provides a reconciliation of EBITDA and adjusted EBITDA to net income, which is the most comparable U.S. GAAP financial measure (dollars in millions):

	Three Months Ended March 31,
	2012	2013
	(dollar amounts in millions)
Net income attributable to Cooper-Standard Holdings Inc.	$23.8	$20.7
Provision for income tax expense	8.1	7.9
Interest expense, net of interest income	11.2	11.2
Depreciation and amortization	31.6	29.8

EBITDA	$74.7	$69.6
Restructuring (1)	6.1	4.8
Noncontrolling interest restructuring (2)	(0.3)	(0.7)
Stock-based compensation (3)	2.7	2.7
Other	—	0.3

Adjusted EBITDA	$83.2	$76.7

(1)	Includes non-cash restructuring.
(2)	Proportionate share of restructuring costs related to FMEA joint venture.
(3)	Non-cash stock amortization expense and non-cash stock option expense for grants issued at emergence from bankruptcy.

Management considers EBITDA and adjusted EBITDA as key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. Adjusted EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and certain non-recurring items that management does not consider to be reflective of the Company’s core operating performance.

When analyzing the Company’s operating performance, investors should use EBITDA and adjusted EBITDA in addition to, and not as alternatives for, net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of the Company’s performance. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under GAAP. Other companies may report EBITDA and adjusted EBITDA differently and therefore Cooper Standard’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA, it should be noted that in the future Cooper Standard may incur expenses similar to or in excess of the adjustments in the above presentation. This presentation of adjusted EBITDA should not be construed as an inference that Cooper Standard’s future results will be unaffected by unusual or non-recurring items.

Conference call details

Cooper Standard’s executive team will host a conference call and webcast on Friday, May 10 at 9 a.m. EDT to discuss its first quarter 2013 results, provide a general business update and respond to investor questions.

An interactive webcast will also be available by clicking here.

To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 45715937 or ask to be connected to the Cooper Standard teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made.

Individuals unable to participate during the live teleconference or webcast may visit the investors’ portion of the Cooper Standard website (http://www.ir.cooperstandard.com) for a webcast or podcast replay of the presentation.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include sealing and trim, fuel and brake, fluid transfer, thermal and emissions and anti-vibration systems. Cooper Standard employs more than 22,000 people globally and operates in 19 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements

This press release includes forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act, reflecting management’s current analysis and expectations, based on what are believed to be reasonable assumptions. The words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” or future or conditional verbs, such as “will,” “should,” “could” or “may” and variations of such words or similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future results and may involve known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, including, without limitation, the risks and uncertainties set forth in the Company’s most recent Annual Report on the Form 10-K, subsequent Quarterly Reports on Form 10-Q and other Securities and Exchange Commission filings. The forward-looking statements in this press release are made as of the date hereof and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

# # #

COSH_F

Contact for Analysts: Glenn Dong Cooper Standard (248) 596-6031 investorrelations@cooperstandard.com	Contact for Media: Sharon Wenzl Cooper Standard (248) 596-6211 sswenzl@cooperstandard.com